BRIGGS & STRATTON CORPORATION
2017 OMNIBUS INCENTIVE PLAN
CEO PERFORMANCE UNIT AWARD AGREEMENT
(PAYABLE IN CASH)

Participant:	[Insert name]

Performance Units:	_______

Performance Period:	Plan Year ____ through Plan Year ____

Performance Measures:	Core Operating Income (“Core OI”)
BRIGGS & STRATTON CORPORATION (the “Company”), a Wisconsin corporation, hereby awards to the above-named employee (the “Participant”) under the Briggs & Stratton Corporation 2017 Omnibus Incentive Plan (as the same may be amended from time to time, the “Plan”) the number of Performance Units set forth above, all in accordance with and subject to the attached Performance Unit Terms and Conditions.
If there is any inconsistency between this Agreement and the Plan, the Plan shall supersede the conflicting terms and conditions of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.
IN WITNESS WHEREOF, this Performance Unit Award Agreement has been duly executed as of _______.

BRIGGS & STRATTON CORPORATION
By___________________________
Brian C. Walker
Compensation Committee Chair

PARTICIPANT
___________________________________
«Name»

Briggs & Stratton Corporation
Performance Unit Terms and Conditions
Section 1. Performance Period
The Performance Period commences on the first day of the three-year performance period stated on the first page of the award and ends on the last day of such period. As used herein, a “plan year” is the same as the Company’s fiscal year.
Section 2. Achievement of Performance Measures and Payout of Performance Units

(a)    The amount payable pursuant to this Agreement shall be based upon the achievement of a level of Core OI as approved by the Compensation Committee (the “Committee”) of the Company’s Board of Directors for the last year of the Performance Period, in accordance with the following table:

Performance Level	Core OI	Percentage of Target Earned
Minimum	$XXX million	25%
Target	$YYY million	100%
Maximum	$ZZZ million	200%
(b)“Core OI” is designed to measure the growth of the Company’s core operations during the Performance Period and is defined as the Company’s Income from Operations as reported in its consolidated financial statements filed with the SEC for the last year of the Performance Period as adjusted by the Committee for non-recurring, infrequent or non-operating items, net of any annual incentive plan impact.
(c)    The amount earned shall be equal to the number of Performance Units subject to the award times the Percentage of Target Earned per the table above times $1, provided that the Performance Units will have no value if Core OI for the last year of the Performance Period is less than the Minimum Performance Level and in no event will the Percentage of Target Earned exceed 200%. Straight line interpolation shall be used to determine the payout in the event the ranking does not fall directly on one of the ranks listed in such table. For example, if the award is for 50,000 Performance Units and the Percentage of Target Earned is 117.25%, the payout would be $58,625 (i.e., 50,000 x 117.25% x $1 = $58,625).
Section 3. Restrictive Covenants
It shall be a condition to the effectiveness of this Agreement that the Participant shall have signed an employment or other agreement containing customary provisions relating to noncompetition during employment, nonsolicitation of employees and customers following employment, confidentiality and assignment of inventions to the Company, in the form proposed by the Company.
Section 4. Termination Provisions
(a)    Except as provided below, the Participant shall be eligible for payment of the Performance Units as determined in Section 2 only if the Participant’s employment with the Company (or one of its affiliates) continues through the end of the Performance Period; provided, however, that in the event the Participant’s employment is terminated without Cause prior to the end of the Performance Period, the Participant shall be deemed to be continuously employed by the Company solely for purposes of this Section 4(a) until the date on which the Participant’s employment agreement with the Company would have expired had the Participant been provided a notice of nonrenewal of such employment agreement on the date of notice to the Participant of termination of his or her employment without Cause.

(b)    If the Participant’s employment terminates prior to the end of the Performance Period by reason of the occurrence of such Participant’s Retirement, Disability or death, a pro-rated payment will be provided as follows:
(i)    In the event of Retirement or Disability, the pro-rated payment will be computed as of the end of the Performance Period. The proration shall be based on the number of full months that the Participant was employed during the Performance Period prior to the Retirement or Disability.
(ii)    In the event of death, then notwithstanding any other provision of this Agreement to the contrary, Core OI will be computed as of the end of the Company’s fiscal year in which the death occurred and compared to a Target Core OI calculated for such fiscal year that assumes an 8% cumulative annual growth rate in Core OI from the beginning of the Performance Period through such fiscal year-end. The amount paid shall equal the amount that would be payable based on such comparison, using the same scaling and interpolation as described in Section 2 and prorated to reflect the number of full months that the Participant was employed during the Performance Period prior to death. Such amount shall be paid in cash to the estate of the Participant as soon as practicable after the computations described above.
(c)    If the Committee determines that (i) the Participant has breached any of the obligations contained in the agreements referenced in Section 3 of this Agreement during the Performance Period or (ii) the Performance Units were awarded with respect to (A) a plan year for which there has been a material restatement of the Company’s annual report to the SEC due to negligence or misconduct by one or more persons or (B) any subsequent plan year having awards materially affected by the restatement, the Company shall be entitled to declare all or any portion of the Performance Units awarded under this Agreement to be forfeited.
(d)    As used in this Section of this Agreement, “Cause” shall have the meaning stated in Article 2.7 of the Plan, “Disability” shall have the meaning stated in Article 2.15 of the Plan and “Retirement” shall mean any termination of employment by the Employee or the Company for reason other than death after the Participant has achieved 30 years of service, age 62 with at least 10 years of service or age 65.
Section 5. Form and Timing of Payment of Performance Units
(a)    The amount to be paid in respect of the Performance Units as finally calculated herein shall be paid to the Participant in cash no later than two and one-half months after the end of the Performance Period.
(b)    The Participant may not receive a cash payment in any calendar year under the Performance Units of more than $3,500,000. In the event that the maximum amount that may be paid under this Agreement, when combined with any other Performance Units payable to the Participant in cash for a calendar year, would cause the Participant to exceed the limit, the amount to be paid to the Participant shall be reduced so that the limit is met. The amount subject to such reduction shall be paid to the Participant in the following calendar year if the Participant continues in employment for 12 months, provided that any payment in the following calendar year shall also be subject to the foregoing limit and, if the limit would be exceeded, the same process shall be repeated until payment can be made without exceeding the limit or the Participant’s employment is terminated.
Section 6. Nontransferability
The Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in this Agreement, the Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.
Section 7. Administration
This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan as amended from time to time, as well as such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.
Section 8. Miscellaneous
(a)    This Agreement shall not give the Participant any right to be retained in the employ of the Company. The right and power of the Company to dismiss or discharge the Participant is specifically reserved. The Participant or any person claiming under or through the Participant shall not have any right or interest in the Plan or any award thereunder, unless and until all terms, conditions, and provisions of the Plan that affect the Participant have been complied with as specified herein.
(b)    This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.
(c)    The Company shall have the power and right to deduct or withhold, or require the Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Agreement.
(d)    In the event of a Change in Control as defined in Article 2.8 of the Plan, all performance conditions shall be deemed satisfied as if target performance was achieved, and awards will be settled pro rata based on the proportion of the applicable Performance Period that lapsed through the date of the Change in Control in compliance with any payment limitations of Article 17(c) of the Plan. Such deemed earned Performance Units shall be paid out in cash as soon as practicable.